================================================================================


                                  SCHEDULE 14C
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

                                (Amendment No. 1)

Check the appropriate box:
[x] Preliminary Information Statement     [ ] Confidential, for use of the
[ ] Definitive Information Statement          Commission only

                              Veridium Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:

  ..................................................................

2)   Aggregate number of securities to which transaction applies:

  ..................................................................

3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

  ..................................................................

4)   Proposed maximum aggregate value of transaction:

  ...................................................................

5)   Total fee paid:

  ...................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

  ......................................

2)   Form, Schedule or Registration Statement No.:

  ......................................

3)   Filing Party:

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4)   Date Filed:

  ......................................

                              VERIDIUM CORPORATION
                         535 West 34th Street, Suite 203
                               New York, NY 10001


                              INFORMATION STATEMENT
                              ---------------------



         To the Holders of Our Voting Stock:


         The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Veridium Corporation have given their written consent to a resolution adopted by the Board of Directors of Veridium to amend the certificate of incorporation of Veridium so as to increase the number of shares of authorized common stock from 250,000,000 shares to 500,000,000 shares. We anticipate that this Information Statement will be mailed on May 1, 2006 to shareholders of record. On or after May 22, 2006, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

         Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Veridium will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to Veridium's certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.



May 1, 2006                               KEVIN KREISLER, President

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
                  --------------------------------------------

         We determined the shareholders of record for purposes of this shareholder action at the close of business on March 24, 2006 (the "Record Date"). The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class.

  Security                       Authorized      Outstanding       Voting Power
  --------                      -----------      -----------       ------------
  Common Stock                  250,000,000      192,035,217        192,035,217

  Series D Preferred Stock        1,000,000        1,000,000        448,082,173
                                                                    -----------
                                                                    640,117,390

         The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of March 24, 2006. Mr. Kreisler is the only officer and the only member of the Board of Directors of Veridium.

                    Amount and Nature of Beneficial Ownership
                    -----------------------------------------
Name and Address                Percentage  Series D   Percentage  Percentage of
of Beneficial Owner(1)  Common   of Class   Preferred   of Class   Voting Power
----------------------  ------  ----------  ---------  ----------  -------------
Kevin Kreisler(2)         --        0%      1,000,000      100%          70%

------------------------------
(1) The address of each shareholder is c/o Veridium Corporation, 535 West 34th Street, Suite 203, New York, NY 10001.

(2) All shares listed for Kevin Kreisler are owned of record by GreenShift Corporation, of which Mr. Kreisler is Chairman and majority shareholder.

                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                  ---------------------------------------------
                     TO INCREASE THE AUTHORIZED COMMON STOCK
                     ---------------------------------------

         On March 24, 2006, Veridium's Board of Directors approved an amendment to Veridium's Certificate of Incorporation. On March 24, 2006, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment. The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

         The effect of the amendment will be to increase the number of authorized shares of common stock, $.001 par value, from 250,000,000 to 500,000,000.

         At the present time, 243,256,317 of the 250,000,000 authorized common shares have been issued and are outstanding, leaving only 6,743,683 available for issuance. The Board of Directors and the majority shareholder have approved the increase in authorized common stock in order to provide Veridium with flexibility in pursuing its long-term business objectives. The primary long-term reasons for the increase are:

        - Management expects that in the future it will pursue opportunities to obtain the capital Veridium needs in order to fully implement its business plan. A reserve of both common and preferred shares available for issuance from time-to-time will enable Veridium to entertain a broad variety of financing proposals.

        - Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel. Veridium is not, at this time, engaged in negotiating or effecting any acquisitions or similar transactions.

          In addition, there are outstanding debentures issued by Veridium that are convertible, at the instance of the debt-holders, into Veridium common stoc and warrants issued by Veridium that are exercisable for common stock. The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares:

                                      Issue       Principal      Shares
  Derivative Security                 Date         Amount       Issuable
  -------------------                --------    ----------    -----------
  Convertible Secured Notes          12/19/03    $  400,000      1,754,385(1)
  Secured Minimum Borrowing Note     03/31/04    $1,000,000     10,000,000
  Revolving Note                     03/31/04    $1,000,000     10,000,000
  Secured Convertible Debenture      04/13/06    $4,400,000     44,000,000
  Warrants                           04/13/06             -     75,000,000(2)
                                                               -----------
                                                               140,754,385
------------------------
     (1) The principal amount and accrued interest on the Convertible Secured Notes are convertible by the holder into common stock at a conversion rate equal to 80% of the market price, as defined in the Notes. At the market price of $28 1/2 on April 24, 2006, the Convertible Secured Notes could be converted into 1,754,385 common shares.

     (2) There are five five-year Warrants that were issued in connection with the sale of the Secured Convertible Debentures on April 13, 2006. One permits the purchase of 10,000,000 shares at $.10 per share. One permits the purchase of 10,000,000 shares at $.20 per share. One permits the purchase of 20,000,000 shares at $.25 per share. One permits the purchase of 25,000,000 shares at $.50 per share.

         Conversion of those debentures would improve Veridium's balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in Veridium. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

         The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 6,743,683 to 256,743,683. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of Veridium's shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that Veridium obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Veridium. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of Veridium common stock.

         The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of Veridium. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Veridium. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Veridium unattractive to the party seeking control of Veridium. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

                              No Dissenters Rights

         Under Delaware law, shareholders are not entitled to dissenters' rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.


                              FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to historical information, this Information Statement contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents Veridium files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the year ended December 31, 2005.

OVERVIEW

Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors. Our services include collection and transportation of industrial wastes and site remediation. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient management of wastes.

Our efforts in 2005 were focused on the growth of our environmental management business and the discontinuation of our former industrial waste recycling facility. Our ambition moving forward is to restructure and revitalize Veridium's industrial waste recycling services on the basis of our planned provision of industrial design and technology transfer services based on the use of environmentally friendly technologies and applied engineering expertise to reduce waste at its source and to make it easier for people and businesses to recycle and reuse resources. As part of this plan, we are exploring options relative to the restructuring and recapitalization of our environmental management business.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: impairment testing, allowances for doubtful accounts and accruals for legal matters. Prior to the filing of its Annual Report on Form 10KSB, the Audit Committee of our Board of Directors reviewed these critical accounting policies and estimates and discussed them with our management.

On an annual basis Veridium retains the services of an independent contractor, to value its intangible assets including the value of the Patents and Goodwill. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value

We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectibility of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

We are subject to legal proceedings. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. Estimates of the costs associated with dispute settlement are adjusted as facts emerge. Actual expenses incurred in future periods can differ materially from accruals established.


YEAR ENDED DECEMBER 31, 2005 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

REVENUES

Total revenues were $14.0 million for the year ended December 31, 2005, corresponding to an increase of $3.3 million, or 32.0%, over 2004 revenues of $10.6 million. The increase in revenues realized during 2005 was due to the addition of operating activities of a company acquired during May of 2005, increasing revenue in our field service operations by $1.3 million, a major soil transportation and disposal project with our TSDF facility of $1.6 million, and growth in base business ($0.4 million). Increased revenues from the addition of operating activities and increase in base business are expected to continue in 2006. Revenues from the discontinued operations at the New Jersey facility of $1.3 million and $2.6 million for 2005 and 2004 respectively have been removed from the above figures.

COST OF REVENUES

Cost of revenues for the year ended December 31, 2005 were $10.5 million, or 75.5% of revenue, as compared to $7.8 million, or 73.3% of revenue in 2004. The change in cost of revenues is primarily attributable to the major soil transportation and disposal project noted above. This project was done at margins considerably lower than our base business. Cost of revenue without this project was 73.0% in 2005. Cost of sales from the discontinued operations at the New Jersey facility of $1.9 million and $2.4 million for 2005 and 2004 respectively have been removed from the above figures.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses for the year ended December 31, 2005 were $4.6 million or 33.2% of revenue, as compared to $5.5 million, or 51.7% of revenue in 2004. The primary reason this decrease is due to the reduction in impairment of goodwill. Goodwill was impaired by $0.5 million and $2.3 million in 2005 and 2004 respectively. Net of impairment of goodwill, selling, general and administrative expenses overall have increased by $0.8 million in 2005 due to the acquisition of the field service operation acquired in May 2005. We expect that the percentage of these costs will decrease as a percentage of revenue in future periods. Selling, general and administrative expenses from the discontinued operations at the New Jersey facility of $0.4 million and $1.0 million for 2005 and 2004 respectively have been removed from the above figures.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the year ended December 31, 2005 were $0.2 million, or 1.2% of revenue, as compared to $0.4 million, or 0.4% of revenue in 2004. Depreciation and amortization expenses from the discontinued of operations at the New Jersey facility of $0.3 million and $0.4 million in 2005 and 2004 respectively have been removed from the above figures.

INTEREST EXPENSE

Interest expenses for the year ended December 31, 2005 were $0.8 million, or 6.0% of revenue, as compared to $0.9 million, or 9.0% of revenue in 2004. Decrease in interest is attributable to Veridium's various financings completed during 2005 and the elimination of Veridium's factoring facility with Prestige Capital Corporation and a nine month decrease in the interest rate charged by GCS Investments. The Prestige facility was paid off entirely in March 2004 upon closing of the Laurus Financing. Interest expense from the discontinued operations at the New Jersey facility of $0.04 million in 2004 has been removed from the above figures.

LOSS ON IMPAIRMENT OF ASSETS - PATENTS

During 2005, Veridium identified a number of long lived assets that have been impaired by the closure of the recycling facility in Paterson, New Jersey. Based on the closure of this facility, an impairment charge to the value of the patents of $1.7 million along with an additional $0.1 million for permits related to the facility were realized. This compares with an impairment charge to the patents of $1.3 million which was recorded in 2004. The 2005 charge represents a complete write down of the patent values.

LOSS ON IMPAIRMENT OF ASSETS - EQUIPMENT

Due to the closure of the recycling facility in Paterson, New Jersey a charge of $1.1 million was recorded in 2005. This represents a write down of all equipment associated with the recycling facility to zero.

LOSS ON IMPAIRMENT OF ASSETS - GOODWILL

During 2005, Veridium realized an impairment to goodwill in the amount of $0.5 million. This impairment is due to the closure of the recycling facility in Paterson, New Jersey. This compares to an impairment to Goodwill of $2.3 million in 2004 which was associated with the environmental services operations.

FORGIVENESS OF ACCRUED INTEREST

There was no forgiveness of interest recorded in 2005. Forgiveness of accrued interest was recorded in 2004 for $408,207. This was related to the CCS Debenture and Jones purchase.

NET LOSS

Our total net loss from continuing operations the year ended December 31, 2005, was $1.9 million or 13.4% of revenue, as compared to a loss of $3.1 million, or 29.0% of revenue in 2004. The majority of the loss in 2004 was attributable to a write off of $2.2 million of goodwill associated with the environmental services operations. Losses of $3.8 million and $3.4 million incurred in 2005 and 2004 respectively from the discontinued operations at the New Jersey facility have been removed from the above figures.

LIQUIDITY AND CAPITAL RESOURCES

Veridium's operating activities used $700,569 of cash in 2005 as compared to a $197,578 use of cash in 2004. Veridium's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt and capital leases and planned capital expenditures. Veridium's capital resources consist primarily of cash generated from operations and proceeds from issuance of debt and common stock. At December 31, 2005 Veridium had cash of $334,128. This cash represents a decrease of $0.8 million from the cash available as of December 31, 2004.

CASH FLOWS FOR 2005

Operating activities in 2005 used approximately $700,569 in cash flows. Non-cash expenses recorded for the year ended December 31, 2005 totaled $4.4 million and consisted primarily of $3.4 million in impairment charges, $0.5 million in depreciation and amortization, and about $0.5 million in interest expense.

Accounts receivable at December 31, 2005, net of allowance for doubtful accounts, totaled $2.2 million, an increase of $0.1 million from the December 31, 2004 balance of $2.1 million. Net accounts receivable from the discontinued operations at the New Jersey facility of $0.03 million and $0.3 million in 2005 and 2004 respectively have been removed from the previous figures. Accounts payable at December 31, 2005 totaled $2.0 million, an increase of $0.1 million from the December 31, 2004 balance of $1.9 million. Accounts payables from discontinued operations at the New Jersey facility of $0.5 million and $0.4 million in 2005 and 2004 respectively have been removed from the above figures. Accrued expenses at December 31, 2005 totaled $1.6 million, an increase of $0.1 million over the December 31, 2004 balance of $0.6 million. Accrued expenses from the discontinued operations at the New Jersey facility of $0.4 million and $0.7 million in 2005 and 2004 respectively have been removed from the above figures.

For the year ended December 31, 2005, we obtained net cash from financing of $1.0 million verses $3.9 million for 2004. We used these funds to complete our recapitalization process and to provide working capital for operations.

Veridium had a negative working capital position of $6.6 million as of December 31, 2005 as compared to a negative working capital position of $2.1 million as of December 31, 2004. The current liabilities that contribute to the negative position include $1.9 million and $1.7 million, respectively, of the Laurus financing arrangement. This convertible debenture is currently in default due to the fact that the registration of the stock for the benefit of the Laurus Master Fund has not been completed.

The following is a summary of the Company's significant contractual cash obligations for the periods indicated that existed as of December 31, 2005. Information regarding these obligations is more fully disclosed in the Notes to the Consolidated Financial Statements (see Notes 8 and 10 to the Notes to the Consolidated Financial Statements).


                                                              Years Ended December 31,
                                       2006           2007         2008          2009           2010        Total
                                   --------------------------------------------------------------------------------

Long and short term debt and
  capital lease obligations        $  4,279,192  $  1,677,688  $ 1,238,330  $    84,394  $     29,500 $   7,309,104
Operating leases                         44,080        18,900       18,900        6,300            --        88,180
                                   ------------  ------------  -----------  -----------  ------------ -------------
Total contractual cash obligations $  4,323,272  $  1,696,588  $ 1,257,230  $    90,694  $     29,500 $   7,397,284

GOING CONCERN

Veridium incurred a loss of approximately $5.7 million during the year ended December 31, 2005. Also as of December 31, 2005, Veridium had current liabilities exceeding its current assets by $ 5.1 million. These matters caused the Company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about Veridium's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. The closure of the recycling facility in Paterson, New Jersey should help achieve these objectives. However, there can be no assurances that Veridium will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

STOCKHOLDER MATTERS

Stockholders' equity was ($4.3) million at December 31, 2005 as compared to $1.3 million at December 31, 2004.

OFF BALANCE SHEET ARRANGEMENTS

Viridis Capital, LLC an affiliate of Kevin Kreisler, Chairman of the Board, purchased a $58,821 debt payable to Lakeland Bank and assigned this to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of the debt obligation.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The revised SFAS No. 123 may have a material effect on the Company's results of operations but not on the Company's financial position.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:


We  have  audited  the  accompanying  consolidated  balance  sheet  of  Veridium
Corporation and Subsidiaries as of December 31, 2005, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Veridium's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veridium
Corporation and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Veridium Corporation and Subsidiaries will continue as a going concern. As more fully discussed in Note 2 to the financial statements, Veridium Corporation and Subsidiaries has suffered recurring losses from operations and has a working capital deficiency of $6,627,898 and an accumulated deficit of $46,012,242 as of December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
April 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Veridium Corporation and Subsidiaries for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, revised as described in note 17, present fairly, in all material respects, the consolidated results of operations and cash flows of Veridium Corporation and Subsidiaries for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, the Company's financial statements for 2004 have been restated to correct for errors arising primarily from an embedded beneficial conversion feature in the Company's Series B Preferred stock and additional debt discounts arising from embedded derivatives and options associated with such debt.

The accompanying consolidated financial statements have been prepared assuming that Veridium Corporation and Subsidiaries will continue as a going concern. As more fully discussed in Note 2 to the financial statements, Veridium Corporation and Subsidiaries has suffered recurring losses from operations and had a significant working capital deficiency as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
February 17, 2005, except for note 17 for
which the date is  April 15, 2006

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

ASSETS:
Current assets:
   Cash .......................................................    $    334,128
   Restricted cash ............................................          29,254
   Accounts receivable, net ...................................       2,176,383
   Net current assets of discontinuance of operations .........          34,562
   Prepaid expenses and other current assets ..................         172,382
                                                                   ------------
       Total current assets ...................................       2,746,709

Property and equipment, net ...................................       1,392,079


Other Assets:
   Net non-current assets of discontinuance of operations .....          10,552
   Deposits ...................................................         104,498
   Permits, net ...............................................         189,523
   Goodwill, net ..............................................       4,010,303
                                                                   ------------
       Total other assets .....................................       4,314,876
                                                                   ------------

TOTAL ASSETS ..................................................    $  8,453,664
                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings - related party ......................    $    716,190
   Short term borrowings - other ..............................          22,411
   Accounts payable ...........................................       1,923,830
   Accrued expenses ...........................................       1,618,084
   Discontinuance of operations current .......................         909,447
   Current maturities of long-term debt .......................         259,532
   Liability for derivative instruments .......................         668,779
   Current portion of convertible debentures ..................       2,991,261
   Current portion of convertible debentures - related party ..         265,073
                                                                   ------------
       Total current liabilities ..............................       9,374,607

Long-term debt, net of current maturities .....................       1,891,441
Convertible debentures, net of current portion ................         626,911
Discontinuance of operations, net of current ..................           1,163
                                                                   ------------

       Total long term liabilities ............................       2,519,515
                                                                   ------------

       Total liabilities: .....................................      11,894,122

Minority interest in consolidated subsidiary ..................         825,000

Stockholders' equity:
   Convertible preferred stock, $0.001 par value,
    5,000,000 shares authorized:
     Series A: 1,881,366 shares issued and outstanding ........           1,881
     Series B: 1,646,218 shares issued and outstanding ........           1,646
     Series C: 750,000 shares issued and outstanding ..........             750
   Common stock, $0.001 par value, 250,000,000 authorized;
    76,777,778 shares issued and outstanding ..................          76,778
   Additional paid-in capital .................................      41,729,483
   Accumulated deficit ........................................     (46,012,242)
   Treasury stock at cost, 161,266 shares of common stock .....         (63,754)
                                                                   ------------
Total stockholders' equity (deficit) ..........................      (4,265,458)
                                                                   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................    $  8,453,664
                                                                   ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                             (Restated)
                                                       12/31/05      12/31/04
                                                     --------------------------
Revenues ..........................................  $ 13,962,113  $ 10,627,940
   Cost of revenues ...............................    10,543,944     7,793,397
                                                     ------------  ------------
     Gross profit .................................  $  3,418,169  $  2,834,543

Operating expenses:

   Selling expenses ...............................  $  1,015,135  $    999,659
   General and administrative expenses ............     3,089,197     2,257,828
   Impairment of goodwill .........................       532,088     2,254,000
                                                     ------------  ------------
Total operating expenses ..........................     4,636,420     5,511,487
                                                     ------------  ------------

Operating loss ....................................  $ (1,218,251) $ (2,676,944)

Other income (expense):
   Amortization of deferred financing costs .......            --      (858,873)
   Write off of deposit ...........................            --      (100,000)
   Miscellaneous income (expense) .................        22,202       (20,098)
   Change in fair value of derivative instruments .        66,200       954,925
   Forgiveness of accrued interest ................            --       408,207
   Gain on equipment disposal .....................        38,530         8,500
   Interest expense and amortization of debt
     discount                                            (744,295)     (881,696)
   Interest expense - related party ...............       (17,697)           --
   Gain on extinguishment of debt .................         7,248        82,316
                                                     ------------  ------------
     Total other expense, net .....................      (627,812)     (406,719)
                                                     ------------  ------------

Loss before provision for income taxes ............    (1,846,063)   (3,083,663)
Provision for income taxes ........................        19,165        15,218
                                                     ------------  ------------
Net loss from continuing operations ...............  $ (1,865,228) $ (3,098,881)
                                                     ------------  ------------

Discontinued operations:
   Loss from discontinued operations ..............  $ (3,877,671) $ (3,357,119)
   Gain on disposal of discontinued operations ....        45,041            --
             Total discontinued operations ........  $ (3,832,630) $ (3,357,119)
                                                     ------------  ------------

Net loss ..........................................  $ (5,697,858) $ (6,456,000)

Preferred dividends ...............................    (3,647,083)   (2,608,453)
                                                     ------------  ------------

Net loss applicable to common shareholders ........  $ (9,344,941) $ (9,064,453)

Loss per common share, basic and diluted
  - continuing operations .........................  $      (0.04) $      (0.12)

Loss per common share, basic and diluted
  - discontinued operations .......................  $      (0.08) $      (0.13)

Loss per common share, basic and diluted
  - preferred dividends ...........................  $      (0.08) $      (0.10)
                                                     ------------  ------------

Net loss per common share, basic and diluted ......  $      (0.20) $      (0.35)
                                                     ============  ============

Weighted average shares of common stock
  outstanding, basic and diluted ..................    46,364,515    26,231,883
                                                     ============  ============


            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                                                VERIDIUM CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                                            (AS RESTATED)

                                            Series A Preferred     Series B Preferred    Series C Preferred
                                                   Stock                 Stock                 Stock              Common Stock
                                           -----------------------------------------------------------------------------------------
                                             Shares     Amount     Shares     Amount      Shares     Amount    Shares        Amount
------------------------------------------------------------------------------------------------------------------------------------

Balance at 1/1/04 (as restated)             1,881,366  $  1,881     945,992    $   946       --       $ --     23,379,916  $ 23,380
   Settlement of debt and payables              --         --          --           --       --         --      1,599,682     1,600
   Antidilution and price protection            --         --         24,000        24       --         --      3,589,583     3,589
   Shares issued for cash                       --         --         46,875        47       --         --         70,000        70
   Settlement of debt - payables
      - rel. party                              --         --        516,968       516       --         --      3,331,803     3,332
   Antidilution  price protection
      - rel. party                              --         --        180,000       180       --         --        225,000       225
   Shares issued for cash - rel. party          --         --          --           --    750,000      750      1,500,000     1,500
   Exchange for services                        --         --          --           --       --         --         25,000        25
   Exchange for services - rel. party           --         --         47,383        48       --         --          --         --
   Conversion of minority interest              --         --          --           --       --         --        500,000       500
   Cancellation or redemption - rel. party      --         --          --           --       --         --     (1,168,266)   (1,169)
   Stock for settlement                         --         --          --           --       --         --        604,554       605
   Issuance of warrants and options             --         --          --           --       --         --          --         --
   Exchange for services                        --         --          --           --       --         --        191,860       192
   Value of beneficial conversion feature       --         --          --           --       --         --          --         --
   on convertible debt                          --         --          --           --       --         --          --         --
   Amortization of beneficial conversion
     feature on convertible preferred stock     --         --          --           --       --         --          --         --
   Net loss                                     --         --          --           --       --         --          --         --
                                           ----------  ---------   ---------  ---------  ---------  ---------  ---------   --------

Balance at 12/31/04 (as restated)          1,881,366   $  1,881    1,761,218  $   1,761   750,000    $  750    33,849,132 $  33,849
                                           ==========  =========   =========  =========  =========  =========  ==========  =========

   Settlement of debt and payables              --         --          --           --       --         --        727,500      728
   Anti dilution and price protection           --         --          --           --       --         --      4,662,025    4,662
   Shares issued for cash                       --         --          --           --       --         --          --         --
   Settlement of debt - payables
      - rel. party                              --         --          --           --       --         --     11,181,607   11,182
   Anti dilution price protection
      - rel. party                              --         --          --           --       --         --      6,651,084    6,651
   Exchange for services                        --         --       225,000        225       --         --      6,075,478    6,075
   Exchange for services - rel. party           --         --          --           --       --         --      8,910,498    8,910
   Consideration for business combination       --         --          --           --       --         --        982,759      983
   Cancellation or redemption                   --         --          --           --       --         --     (2,906,244)   (2,906)
   Cancellation or redemption
      - related party                           --         --          --           --       --         --     (1,856,061)   (1,856)
   Value of beneficial conversion feature
     on convertible debt                        --         --          --           --       --         --          --         --
   Conversion of Series B Preferred to Common   --         --      (340,000)      (340)      --         --      8,500,000    8,500
   Record liability for derivatives             --         --          --           --       --         --          --         --
   Amortization of beneficial conversion
     feature on convertible preferred stock     --         --          --           --       --         --          --         --
Net loss
                                          ----------  ---------   ---------    ---------  ---------  ---------  ---------   --------

Balance at 12/31/05                        1,881,366  $ 1,881     1,646,218   $   1,646    750,000   $  750    76,777,778  $ 76,778
                                          ==========  =========   =========    =========  =========  =======   ==========  ========

                                      The notes to the Consolidated Financial Statements are an
                                                 integral part of these statements.


                                                VERIDIUM CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                                            (AS RESTATED)

                                        Common Stock Subscribed   Additional                     Treasury Stock           Total
                                       -------------------------   Paid-in      Accumulated     ------------------     Stockholders'
                                         Shares       Amount       Capital        Deficit       Shares      Amount        Equity
                                       ---------------------------------------------------------------------------------------------
Balance at 1/1/04 .......................     --         --       31,505,431    (27,602,848)      5,000     (12,828)     3,915.962
   Settlement of debt and payables ......     --         --          517,134           --          --          --          518,734
   Antidilution and price protection ....     --         --            1,555           --          --          --            5,168
   Shares issued for cash ...............     --         --          259,883           --          --          --          260,000
   Settlement of debt and payables
       - rel. party ......................    --         --        1,292,773           --          --          --        1,296,921
   Antidilution price protection
       - rel. party ......................    --         --             (405)          --          --          --            --
   Shares issued for cash
       - rel. party ..................... 2,078,533  (175,000)     1,122,750           --          --          --          950,000
   Exchange for services ................     --         --            4,975           --          --          --            5,000
   Exchange for services - rel. party ...     --         --           59,182           --          --          --           59,230
   Conversion of minority interest ......     --         --           40,950           --          --          --           41,450
   Cancellation or redemption -
     related party ......................     --         --         (104,403)          --       156,266     (50,926)      (156,498)
   Stock for settlement .................     --         --             (605)          --          --          --             --
   Issuance of warrants and options .....     --         --             --             --          --          --             --
   Exchange for services ................     --         --          480,805           --          --          --          480,997
   Value of beneficial conversion feature     --         --             --             --          --          --             --
   on convertible debt ..................     --         --           98,000           --          --          --           98,000
   Amortization of beneficial
      conversion feature
   On convertible preferred stock .......     --         --        2,608,453     (2,608,453)       --          --            --
   Net loss .............................     --         --             --       (6,456,000)       --          --       (6,456,000)
                                         ----------  ---------    ----------   ------------   ----------    ----------  ----------
Balance at 12/31/04 ..................... 2,078,533 $(175,000)    37,886,478   $(36,667,301)    161,266     $ (63,754)  $1,018,664
                                         ==========  =========    ==========   ============   ==========    ==========  ==========

   Settlement of debt and payables            --        --            41,022           --          --          --           41,750
   Anti dilution and price protection         --        --            (4,662)          --          --          --            --
   Shares issued for cash                (2,078,533)  175,000          --              --          --          --          175,000
   Settlement of debt and payables
       - rel. party                           --        --           212,450           --          --          --          223,632
   Anti dilution price protection
       - rel.  party                          --        --            (6,651)          --          --          --            --
   Exchange for services                      --        --           187,794           --          --          --          194,094
   Exchange for services - rel. party         --        --           233,590           --          --          --          242,500
   Consideration for business combination     --        --            74,017           --          --          --           75,000
   Cancellation or redemption -               --        --          (287,718)          --          --          --         (290,624)
   Cancellation or redemption
        -  rel. party                         --        --          (114,811)          --          --          --         (116,667)
   Value of beneficial conversion
     feature on convertible debt              --        --            20,165           --          --          --           20,165
   Conversion of Series B Preferred to Common --        --            (8,160)          --          --          --            --
   Record liability for derivatives           --        --          (151,114)          --          --          --         (151,114)
   Amortization of beneficial conversion      --        --             --              --          --          --            --
   feature on convertible preferred stock     --        --         3,647,083     (3,647,083)       --          --            --
   Net loss                                   --        --            --         (5,697,858)       --          --      $(5,697,858)
                                         ---------  --------     -----------   ------------    ---------   ---------  -----------
Balance at 12/31/05                           --        --       $41,729,483   $(46,012,242)    161,266     $ (63,754) $(4,265,458)
                                         ========== ========     ===========   ============    =========    =========  ===========


                                      The notes to the Consolidated Financial Statements are an
                                                 integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                      12/31/05       12/31/04
                                                    -----------   ------------
                                                                   (as restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Continuing Operations
Net loss from continuing operations...............  $(1,865,228)  $(3,098,881)
Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization .................      192,927       396,714
   Amortization of deferred financing  costs .....         --         722,873
   Accretion of debt discount ....................      229,461       307,620
   Impairment of goodwill ........................      532,088     2,254,000
   Bad debt expense (recovery) ...................       83,270        (5,569)
   Write off of deposits .........................         --         100,000
   Write off of idle equipment and patents .......         --       1,021,211
   Write down of inventories .....................        3,627          --
   Interest paid direct from lender ..............         --          37,917
   Stock based compensation ......................      436,644          --
   Stock issued for services rendered ............         --          64,182
   Change in fair value of derivatives ...........      (66,200)     (954,925)
   Severance expense .............................         --         382,480
   Forgiveness of accrued interest ...............         --        (408,207)
   Gain of sale of fixed assets ..................      (38,530)       (8,500)
   Gain of extinguishment of debt ................         --         (82,316)
   Repayments to factor, net .....................         --         (11,772)
   Deferred income taxes .........................      (18,485)         --
   Changes in assets and liabilities, net of
   acquisitions
    Accounts receivable ..........................       84,923        24,806
   Prepaid expenses ..............................       (8,724)       30,054
    Deposits .....................................      (88,799)         --
    Permits ......................................      (16,795)         --
    Accounts payable .............................     (162,083)      199,872
   Accrued expenses ..............................      821,163     1,032,423
                                                    -----------   -----------
       Net cash provided by continuing operations.      119,259     2,003,982
                                                    -----------   -----------
Discontinued Operations
Net loss from discontinued operations                (3,832,630)   (3,357,119)
Change in net assets of discontinued operations..     3,012,802     1,155,559
                                                    -----------   -----------
       Net cash used in discontinue operations...      (819,828)   (2,201,560)

       Net cash used in operating activities.....      (700,569)     (197,578)

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of NCES ..............................     (371,948)         --
Decrease (increase) in deposits ..................         --          (3,450)
Additions to and acquisition of property,
  plant and equipment ............................       (2,174)      (17,048)
Proceeds from sale of fixed assets ...............       38,530         8,500
                                                    -----------   -----------

       Net used in investing activities ..........     (335,592)      (11,998)
                                                    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES

   Increase in restricted cash ...................      (29,254)         --
   Short term borrowings - related party .........      599,523          --
   Repayment of short-term borrowings - other ....     (225,292)     (218,877)
   Proceeds from collection of stock subscription.      175,000          --
   Purchase of Treasury Stock ....................         --         (50,926)
   Issuance of (repayment of) long-term debt .....     (317,219)      478,036
   Proceeds from (repayment of) officer loans, net         --        (185,893)
   Proceeds from (repayment of) issuance of
    convertible debentures .......................      361,828       (65,829)
   Redemption of common stock ....................     (290,624)         --
   Proceeds from the exercise of stock options
    and purchase of stock, net ...................         --       1,260,000
                                                    -----------   -----------
       Net cash provided by financing activities .      273,962     1,216,511

Increase (decrease) in cash ......................     (762,199)    1,006,935

Cash at beginning of year ........................    1,096,327        89,392
                                                    -----------   -----------
Cash at end of year ..............................  $   334,128   $ 1,096,327
                                                    ===========   ===========

              The Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Veridium Corporation ("we," "our," "us," "Veridium," or the "Company") is an environmental management company providing a variety of services to a broad client base in both the private and public sectors. We conduct business throughout the northeastern region of the United States and our services include:

     * Environmental Services - we provide transportation, distribution, recycling and disposal services specific to the materials and processes of our clients, for a wide range of industrial wastes.

     * Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

Our business is roughly 85 percent distribution and 15 percent field services.

COMPANY BACKGROUND

The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003 after completing the acquisition of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), and Metal Recovery Transportation, Corp., ("MRTC"). These acquisitions were completed to form a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic States.

As of December 31, 2005 we operated out of four service centers: our RCRA Part B permitted TSDF in Lowell, Massachusetts, our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut.

Veridium conducts all commercial activities through its various subsidiaries, Veridium Environmental Corporation ("VEC") and Veridium Recovery Systems, Inc. ("VRS"). VEC, in turn, is the sole owner of ESD, the sole owner of Jones Environmental Services (North East), Inc., our Massachusetts-based RCRA Part B Treatment, Storage and Disposal Facility ("TSDF") and Enviro-Safe Corporation ("ESC") our field services company. VRS is the sole owner of American Metals Recovery, Corp. ("AMRC"), our discontinued New Jersey recycling operation, and MRTC, our discontinued transportation company (see Note 4).

On January 23, 2006, Veridium acquired GreenShift Industrial Design Corporation ("GIDC") and Tornado Trash Corporation ("TTC"). GIDC was subsequently renamed to Veridium Industrial Design Corporation ("VIDC"). These acquisitions are part of the Veridium's plans to revitalize its industrial waste recycling business model following Veridium's the discontinuance during 2005 of the AMRC and MRTC operations.

BUSINESS STRATEGY

Our ambition is to restructure and revitalize Veridium's industrial waste recycling services on the basis of our planned provision of industrial design and technology transfer services based on the use of environmentally friendly technologies and applied engineering expertise to reduce waste at its source and to make it easier for people and businesses to recycle and reuse resources. As part of this plan, we are exploring options relative to the restructuring and recapitalization of our environmental management business.

2    GOING CONCERN

Veridium incurred a loss from continiuing operations of approximately $1.9 million during the year ended December 31, 2005, which excludes a loss from discontinued operations of $3.8 million at Veridium's New Jersey facility. Also as of December 31, 2005, Veridium had current liabilities exceeding its current assets by $6.6 million. These matters caused the Company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about Veridium's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. Management believes that the closure of the recycling facility in Paterson, New Jersey should achieve these objectives. However, there can be no assurances that Veridium will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2    GOING CONCERN (continued)

The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include all accounts of Veridium Corporation and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue and related costs are recognized during the month wastes are collected from our customers at Veridium's permitted facilities. The cost associated with proper recycling or disposal of the materials is accrued at the time of sale. Revenue from metals recovered from treated waste are accrued when an actual statement is received from a smelter.

Veridium also ships material directly from a client location to a processing facility. The revenue is recognized the day of the shipment and accruals for costs are done monthly. Field services revenues and costs are recognized based upon the terms of the underlying contract as the services are rendered to the customer.

The basis of Veridium's recycling program produces a product that is acceptable to a secondary processor, primarily smelters. Smelters charge Veridium a processing fee and credit against this fee based on metal-bearing content. In most instances, the processing charge in conjunction with the cost of transportation to the smelter is greater than the metal-bearing credit. Therefore, Veridium's sales of commodities is insignificant and in accordance with EITF 02-16 is recorded as a decrease in cost of operations when a credit is received.

RECEIVABLES AND CREDIT CONCENTRATION

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects Veridium's best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of 90 days from the invoice date. Based on this assessment of current credit worthiness, Veridium estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves and reviews its valuation allowance on a quarterly basis.

Accounts receivable at December 31, 2005 are approximated as follows:

Accounts receivable (excluding $40,000 from discontinued operations)  2,346,000
Less: allowance for doubtful accounts (excluding ($5,000)
  from discontinued ops.)                                              (170,000)
                                                                    -----------
Accounts receivable, net                                            $ 2,176,000
                                                                    ===========

The Company has a revolving line of credit which is secured with a percentage of the accounts receivable presented above. This collateral as of December 31, 2005 was approximately $1,913,000.

CASH AND EQUIVALENTS

The Company considers cash and equivalents to be cash and short-term investments with original maturities of three months or less from the date of acquisition.

Veridium maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation. Cash balances in excess of these limits at December 31, 2005 amounted to $225,176.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)



CASH AN EQUIVALENTS (continued)

At 12/31/04, the Company pledged cash in the amount of $17,500 to satisfy potential site clean-up of the Lowell location. In 2005, the Company deposited $90,000 to satisfy this environmental bond obligation. In accordance with the agreement, the trustee is Bank North and beneficiary is the Massachusetts Department of Environmental Protection. The total amount on deposit at December 31, 2005 is approximately $96,000, and these restricted short term investments are classified under Deposits on the accompanying Balance Sheet.

As of December 31, 2005, the Company maintained $29,254 in an account restricted for use under the credit facility with Laurus Fund (see Note 8 below).


NET LOSS PER COMMON SHARE

Veridium computes its net income or loss per common share under the provisions of SFAS No. 128, "Earnings per Share", whereby basic net income or loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share excludes potential common shares if the effect is anti-dilutive. For the years ended December 31, 2005 and 2004, common stock equivalent shares arising from the assumed exercise of options, warrants and debt conversions of convertible debt instruments were excluded from the computation of diluted net loss per share.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, are charged directly to operating expense as incurred. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. Veridium leases certain equipment under capital lease obligations, which consist primarily of processing equipment, trucking equipment and laboratory equipment.

GOODWILL AND INTANGIBLE ASSETS

Veridium accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of patents, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to or warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally include the value of warrants, fair value of the derivative conversion feature, or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt. Amortization expense related to these costs and discounts were approximately $229,400 and $1,030,000 for the years ended December 31, 2005 and 2004, respectively.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DERIVATIVE FINANCIAL INSTRUMENTS

Certain of the Company's debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of SFAS No. 133. Under the provisions of this statement, the Company records the related derivative liabilities at fair value and records the accounting gain or loss resulting from the change in fair values at the end of each reporting period.

ENVIRONMENTAL LIABILITIES

Environmental liabilities include accruals for the estimates of Veridium's obligations associated with remedial environmental matters at Veridium's facilities and pending administrative matters assumed in Veridium's various acquisitions. Accruals are adjusted if and as further information relative to the underlying obligations develop or circumstances change.

INCOME TAXES

Income taxes are accounted for under the asset and liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities.

Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income tax assets, which relate primarily to net operating loss carry-forwards, have been offset by a valuation allowance for the same amount for all financial statement periods presented and differences in the basis in property, equipment and intangible assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds its exercise price. Options and warrants issued to non-employees are accounted for in accordance with SFAS No. 123, (Accounting for Stock-Based Compensation" and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services" using a fair value approach.

SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Veridium has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirement of SFAS No. 123 for employee issued options. No stock option based employee compensation costs are reflected in Veridium's net loss, as all options granted had an exercise price equal to or greater than the market value of Veridium's underlying common stock at the date of grant. Had Veridium elected to recognize compensation cost based on fair value of the stock and stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the service period of the underlying instrument and Veridium's net loss and net loss per common share would have decreased to the amounts indicated in the table below (which are not intended to be indicative of or a projection of future results):

                                                                      Restated
                                                                      --------
                                                       12/31/05       12/31/04
                                                    ------------   ------------
Net loss                                            $ (5,697,858)  $ (6,456,000)

Less: stock based employee compensation
 expense determined under the fair value
 method for all awards                                       (--)      (595,868)
                                                    ------------   ------------

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Pro forma net loss                                  $ (5,697,858)  $ (7,051,868)
                                                    ============   ============
Pro form net loss applicable to common
 shareholders                                       $ (9,344,941)  $ (9,660,321)
                                                    ============   ============
Basic and diluted net loss per common share, as
 reported                                           $      (0.20)  $      (0.35)
                                                    ============   ============
Pro forma basic and diluted net loss per common
 share                                              $      (0.20)  $      (0.37)
                                                    ============   ============

RECLASSIFICATIONS

Certain reclassifications have been made to conform to the 2005 presentation.

FINANCIAL INSTRUMENTS

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of Veridium's long-term debt and capital lease obligations approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to Veridium. It was not practical to estimate the fair value of the convertible debt due to the nature of these items. These estimates would be based on the carrying amounts, maturities, effective interest rates and volatility of the Company's stock. The Company does not believe it is practical due to the significant volatility of the Company's stock.


NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS No. 123(R) may have a material effect on the Company's results of operations but not on the Company's financial position.

In June, 2005, the Financial Accounting Standards Board (FASB) has issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. This statement will improve financial reporting because its requirements will enhance the consistency of financial information between periods.

4    DISCONTINUED OPERATIONS

On October 24, 2005, the Veridium Board of Directors adopted a plan to close the Paterson, New Jersey recycling facility operated by American Metal Recovery Corporation ("AMRC"). The plan included the discontinuation of the operations of MRTC during 2005, as well. The decision to terminate operations at the Paterson facility was made due to overall economic factors, in particular the decreasing volume of inorganic, metal bearing wastes suitable for recycling. AMRC has ceased accepting waste and has removed all hazardous waste from the facility. AMRC has disposed of all of the equipment and cleaned the facility as required by regulation and surrendered the premises on December 31, 2005. The results of the recycling business are recorded as discontinued operations, of which the components are as follows:

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4    DISCONTINUED OPERATIONS (continued)

                                                            2005           2004
                                                   -------------   ------------
Net revenues                                       $   1,287,091   $  2,567,227
Cost of revenues                                       1,908,321      2,390,639
                                                   -------------   ------------
     Gross profit                                      (621,230)        176,588

Selling, general and administrative expense              366,673        928,992
Impairment of assets                                   2,872,140      2,505,978
                                                   -------------   ------------
     Total                                         $   3,238,813   $  3,434,970

Loss from operations                                  (3,860,043)    (3,258,382)

Interest expense                                   $         --    $    (39,123)
Other income and expenses                               (16,127)        (59,144)
                                                   -------------   ------------
     Loss before provision for income taxes        $ (3,876,170)   $ (3,356,649)


Total provision for tax                                   1,501             470
                                                   -------------   ------------
     Net loss from discontinued operations         $ (3,877,671)   $ (3,357,119)
      Gain on disposal of discontinued operations        45,041              --
                                                   -------------   ------------
     Total - discontinued operations               $ (3,832,630)   $ (3,357,119)

The results presented above for 2005 and 2004 include the operating activity for the recycling operation for the 12 month period. Assets and liabilities of the recycling business were reported as net assets and net liabilities (current and net of current) of discontinued operations at December 31, 2005. The net fixed assets and the net intangible assets totaling $2,958,876 were written down to zero based upon the assets and intangibles site-specific to our Paterson, New Jersey facility.

Assets and liabilities of discontinued operations as of December 31, 2005 are as follows:

Current assets of discontinued operations:
     Accounts receivable, net                                       $    34,562
                                                                    -----------
Total current assets of discontinued operations                     $    34,562

Net non-current assets of discontinued operations
     Net fixed assets                                               $ 1,187,333
     Intangible assets                                                1,771,543
     Other assets                                                        10,552
     Less: recognition of impairment                                 (2,958,876)
                                                                    -----------
Total non current assets of discontinued operations                 $    10,552
Total assets of discontinued operations                             $    45,114

Current liabilities of discontinued operations:
     Accounts payable                                               $   525,663
     Accrued and other liabilities                                      383,784
                                                                    -----------
Total current liabilities of discontinued operations                $   909,447

Non-current liabilities of discontinued operations                  $     1,163

Net assets of discontinued operations                               $  (865,496)

5    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 are summarized as follows:

Land                                                                $   275,000
Buildings                                                               400,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5    PROPERTY AND EQUIPMENT (continued)


Machinery and equipment                                                  22,460
Office equipment, computers and fixtures                                 60,283
Leasehold improvements                                                  169,803
Vehicles                                                                795,762
                                                                    -----------
Total property and equipment                                        $ 1,723,308
Accumulated depreciation and amortization                              (331,229)
                                                                    -----------
Property and equipment, net                                         $ 1,392,079
                                                                    ===========

In May 2003, and in connection with its two acquisitions of ESD, Veridium assumed certain non-interest-bearing term financing. The outstanding principal balance of $100,000 is secured by a first mortgage interest in Veridium's Lowell, MA property (see buildings above).

All property and equipment serves as collateral for the debt held by GCS Investments (see Note 8).

Depreciation charged to operations, which includes amortization of assets under capital lease, was $182,290 and $128,549 for the years ended December 31, 2005 and 2004, respectively. Depreciation expense from discontinued operations of $219,925 and $248,636 for the years ended December 31, 2005 and 2004, respectively have been excluded from these figures.

Discontinuance of operations at Veridium's recycling facility resulted in the impairment of assets located at this facility during the year 2005. Net assets of $1,187,333 (per above) were written down to zero as of September 30, 2005.

Due to market and economic factors, the Calciner equipment, which was to be used to process solids, included in construction in process at December 31, 2003 was written off in 2004. The project was never completed and a substantial investment would have been needed to move the project from pilot testing to operational status. In addition, market conditions have changed and alternate processors have been located to the point where the Calciner could not have been operated cost-effectively. The total impairment charge in 2004 was $1,273,528.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6    ACQUISITIONS

Veridium follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

In May of 2005, the Company acquired all of the assets and certain liabilities of North Country Environmental Services located in Milford, Massachusetts. These operations were integrated with the Company's field services group located in Sandwich, Massachusetts. Veridium recorded approximately $522,000 in goodwill including $50,000 for a customer listing relating to the engineering and training portion of business. This acquisition provided Veridium with additional volume in the Field Service Area to maximize potential of existing structure, as well as to add Engineering and Training to the service offerings. Operations of this acquisition from the date of acquisition through December 31, 2005 have been included in the Company's consolidated statement of operations. The following table summarizes the fair value of assets acquired and liabilities assumed for the acquisition detailed above.

Purchase Price:

Cash paid to sellers
  Cash paid directly to lending facility on Line of Credit            $ 358,750
  Cash paid directly to seller                                           50,000
                                                                      ---------
     Total cash payments to seller                                    $ 408,750

Fair value of debt issued to sellers, per agreement                   $ 128,000
Fair value of equity issued on date of acquisition
 (982,759 shares of common stock)                                     $  75,000

Total Purchase Price                                                  $ 611,750
Allocation of purchase price:
Fair value of assets acquired
  Current assets                                                      $ 233,853
  Property and equipment                                                175,280
  Goodwill                                                              521,629
                                                                      ---------
Total assets acquired                                                 $ 930,762
Less: liabilities assumed
  Current liabilities                                                 $(242,880)
  Long term debt                                                        (76,132)
                                                                      ---------
     Total liabilities assumed                                        $(319,012)


Acquisitions - Subsequent Events

On January 22, 2006, Veridium Corporation (VRDM") acquired 100% of the stock of GreenShift Industrial Design Corporation (GIDC") and Tornado Trash Corporation ("TTC") from GreenShift Corporation ("GreenShift") in return for 10% of the fully diluted stock in Veridium.

GIDC is a development stage company that focuses on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies improve resource utilization and minimize waste. GIDC's mission is to deliver consumer orientated Natural SolutionsTM based on an array of green technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources. GIDC plans to initially focus on the acquisition, development and marketing of benchmark green technologies and products that accomplish the following key goals:

     * Reduce the volume of waste generated by residential and commercial consumers;

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6    ACQUISITIONS (continued)

     * Increase the convenience and decrease the cost of recycling by residential and commercial consumers; and,

     * Increase the cost efficiency of processing certain types of industrial wastes.

GIDC expects to leverage its portfolio of powerful new green technologies to generate revenue starting in 2006 from the provision of customized engineering services to third party clients.

Tornado Trash Corporation ("TTC") is a development stage company formed to deploy commercial applications of GIDC's innovative green technologies with the specific goal of minimizing and eliminating the practice of landfill disposal by converting trash into valuable metals, chemicals, plastics, fuels and energy. TTC plans to focus on centralized applications of its technologies at, for example, landfills and transfer stations, and decentralized applications of its technologies in new green appliances positioned to residential and commercial consumers.

7    LONG-LIVED ASSETS

GOODWILL AND INTANGIBLE ASSETS
Amortizable, intangible assets at December 31, 2005 include the following:

Permits                                                             $   216,795
Accumulated amortization                                                (27,272)
                                                                    -----------
       Permits, net                                                 $   189,523
                                                                    ===========
Goodwill at December 31, 2005 includes the following:
Beginning balance, net                                              $ 4,020,762
Acquisition of NCES                                                     521,629
Impairment  charge                                                     (532,088)
                                                                    -----------
Ending balance, net                                                 $ 4,010,304
                                                                    ===========

Veridium holds US patents relative to our technologies. Our patented and proprietary technologies are engineered to chemically and physically transform inorganic industrial wastes into commodities that can be returned to commerce. Our patents cover many of the processes by which this recycling is accomplished.

We had designed our recycling operations to administer our patented and proprietary technologies. With the closure of our recycling facility in Paterson, New Jersey, we have written down the value of these patents to zero.

Veridium also completed their annual impairment test for goodwill. Veridium performed an impairment test by comparing the fair value of their reporting unit with the carrying value of the unit. As a result of impairment test, Veridium determined that there was no goodwill impairment adjustment necessary for Veridium's continuing operations in 2005. Goodwill was adjusted by $532,088 for the discontinued operations at the New Jersey facility in 2005. Goodwill was impaired by $2,254,000 in 2004.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8    FINANCING ARRANGEMENTS

The following is a summary of Veridium's financing arrangements as of December 31, 2005:

Short-term borrowings
     Vendor composition plans                                       $    22,411
     Short term loans - GreenShift                                      716,190
                                                                    -----------
          Total short-term borrowings                               $   738,601

Current maturities of long-term debt:
     Term financing                                                     100,000
     Vehicle loans and other current obligations                        159,532
                                                                    -----------
     Total current maturities of long-term debt                     $   259,532

Current portion of convertible debentures:
     Laurus Master Fund, secured minimum borrowing note             $ 1,000,000
     Laurus Master Fund, secured revolving note                         913,260
     GCS demand note                                                  1,000,000
     Related party convertible note                                     265,073
     Convertible promissory note - Berger                                78,000
                                                                    -----------
     Total current portion of convertible debentures                $ 3,256,333

Long-term debt:
     GCS subordinate balloon note, 12%, due April 2007              $ 1,547,500
     Vehicle loans and other current obligations                        343,941
                                                                    -----------
     Total long-term debt, net of current maturities                $ 1,891,441

Convertible debt, net of current portion:
     GCS debenture, 10% convertible debenture, due December 2008    $ 1,138,471
     Less: debt discount                                               (511,560)
                                                                    -----------
         Total convertible debentures, net of current maturities    $   626,911

The following chart is presented to assist the reader in analyzing Veridium's ability to fulfill its fixed debt service requirements of December 31, 2005 and Veridium's ability to meet such obligations:

Year                                                                    Amount
----                                                                 -----------
2006                                                                 $ 4,245,838
2007                                                                   1,677,688
2008                                                                   1,238,330
2009                                                                      84,394
2010 and thereafter                                                       29,500
                                                                     -----------
Total minimum payments due under current and long-term obligations   $ 7,275,750
                                                                     ===========

SHORT TERM BORROWINGS:

During 2005, Veridium borrowed $716,190 from GreenShift Corporation at a rate of 8%. These loans are payable on demand. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8    FINANCING ARRANGEMENTS (continued)

TERM FINANCING

In May 2003, and in connection with its two acquisitions of ESD, Veridium assumed certain non-interest-bearing term financing, with an outstanding principal balance of $100,000 as of December 31, 2005, payable in one installment in March 2006. The obligation continues to be secured by a first mortgage interest in Veridium's Lowell, MA property.

DEMAND NOTE - GCS

On December 19, 2003, Veridium closed on the first installment of a Convertible Demand Note with GCS Investments, LLC ("GCS"). The note is payable on demand with a principal balance of $1.0 million at December 31, 2005, and bears interest at the greater of 10% per year or 6% above prime rate per year. Payments are of interest only and are payable monthly. The note is secured by a blanket subordinate security position on substantially all of Veridium's assets. GCS's security position has been subordinated to Laurus's first priority security position (see below). Conditions precedent of this financing included the conversion of the majority of Veridium's pre-consolidation debt and other liabilities into various forms of equity, including all obligations due to Veridium's officers and its related parties for loans extended to Veridium, deferred salaries, price-protection agreements in relation to previous loans and deferred salaries and any other and all liabilities due to Veridium's officers and related parties. Additionally required were cash-based management contributions, the unconditional personal guarantee of Veridium's chairman. Kevin Kreisler, and the conversion by GCS' affiliate of $1.184 million in debt into the GCS Convertible Preferred Debenture (see below). The note and any accrued interest thereon are convertible into common stock of Veridium based on the average closing price for the ten days prior to such conversion. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. The warrants are redeemable at the option of the holder if at the time of exercise the market price is at or above $0.40 per share. The warrants have been recorded at fair value as a discount to the Convertible Preferred Debenture (see below). Veridium received $1.2 million of the funds under the note in 2003 and the balance of $0.3 million in January 2004. The note was modified in March 2004 in connection with the Laurus Financing. In April 2004, This note was reduced by $500,000 in conjunction with the acquisition and amendment by GCS of the Company's subordinated balloon note previously payable to R. M. Jones & Company, Inc. ("Jones")(see below). Approximately four months of interest under this loan in the amount of $42,500 and the Subordinated Balloon Note (see below) was purchased and converted into equity by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below). During 2005, the note was modified to reduce the interest rate to 3% effective for the first nine months of the year, which was determined not to be a material debt modification. In addition, during 2005, based on the terms of the conversion option and the redemption feature of the warrants, the Company determined that this conversion option and the warrants required reclassification as derivative liabilities (see
Note 17 - RESTATEMENT).

SUBORDINATED BALLOON NOTE - GCS

In April 2004, Veridium's various outstanding notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") were consolidated and adjusted in compliance with the provisions of Letter Agreements with Jones, which resulted in the repurchase of the debt for $500,000 and 1.25 million common shares. For the consideration given, Jones agreed to the assignment of the debt to GCS, consisting of $1,517,000 plus accrued interest for a total balance of $1,547,500 (see above). This new note bears interest at the rate of 12% per year, payable monthly. The principal of the loan is due and payable on April 5, 2007. This note is secured by the stock of two of Veridium's subsidiaries: JES-LLC and ESC. Approximately four months of interest under this loan in the amount of $57,931 and the Demand Note (see above) was purchased and converted into equity by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below).

CONVERTIBLE PREFERRED DEBENTURE - GCS

In December 2003, and in connection with the requirements of the GCS Demand Note, GCS' affiliates converted $1.184 million in debt into convertible preferred debt securities of Veridium (the "GCS Debenture"). This instrument is to be paid at a rate equal to 2% of Veridium's gross annual revenue on a quarterly basis, provided that such payments, together with the interest payments paid to GCS on the GCS Demand Note, do not exceed 30% of Veridium's EBITDA for such year. These payments shall continue to be made until the sum of

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8    Financing arrangements (CONTINUED)


all such payments is equal to $1.184 million, at which time this instrument will automatically convert into 30,000 shares of Subsidiary

Preferred Equity (see Note 8, Minority Interest, below). During 2005 and 2004, Veridium accrued $52,777 and $76,000 interest respectively under this debenture. Interest was accrued at a rate of 10% during the year 2005. None of the contingent payments were required to be made during this period. During 2005, the note was modified to reduce the interest rate to 3% effective for the first nine months of the year and payments of $45,594 were made reducing the principal of the note to $1,138,471. Detachable options issued concurrently with the financing have been recorded as a discount to the debt, amortizable over the term of the note (see Note 17 - RESTATEMENT). The maturity date of this note is December 13, 2008. In addition, during 2005, based on the terms of the conversion option and the redemption feature of the options, the Company determined that this conversion option required reclassification as a derivative liability (see Note 17 - RESTATEMENT).

CONVERTIBLE NOTES - LAURUS MASTER FUND

On March 31, 2004, Veridium closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Total financing available with this facility is $2.5 million which consists of the Secured Revolving Note of $1.5 million (the "Revolving Facility") and a Minimum Borrowing Note for $1.0 million (the "Minimum Note"). All advances evidenced by these notes are made in accordance with the terms and provisions of the Security Agreement with Laurus Fund. Under the Security Agreement, the Minimum Note includes the requirement to maintain a $1.0 million minimum balance by automatic transfer of funds, if necessary, from the Revolving Facility. The Revolving Facility is structured like a standard receivables based line of credit. The Security Agreement provides that outstanding loans under this facility cannot exceed the lesser of (a) $2,500,000 less reserves determined by Laurus, (b) 90% of eligible Accounts Receivable ("Accounts") less the above reserves and (c) Accounts plus $500,000 less subordinated accounts. The notes bear interest at prime plus 5%, subject to a floor of 9%, and a term of three years. Veridium may convert debt into equity at a fixed conversion price equal to $0.43 per share, which price is subject to adjustment based on reset to a lower conversion price based on offer prices, which may result in the issuance of additional shares of the Company's common stock. The proceeds of the Laurus Financing were used to complete Veridium's recapitalization process and to stimulate increased cash flows from operations. Veridium is currently in default of this agreement due to its failure to register certain stock and debentures. Based on this default the Company has accrued to-date $360,000 in liquidating damages, which have been calculated based on the period of default through that date. Of this amount, $116,667 has been accrued in the prior year (see Note 17 - RESTATEMENT). The debt is also subject to certain covenants related to incurrence of additional non-trade debt or restrictions on disposition and protection of collateral.

RELATED PARTY CONVERTIBLE NOTE

During 2005, Veridium borrowed $280,196 from GreenShift Corporation in the form of a convertible promissory note at a rate of 8%. The note is due on September 30, 2006. Based on the terms of the conversion option, the debt was determined to contain a beneficial conversion feature, recorded as a discount on the debt of $20,165, amortizable over the term of the debt. Interest expense of $5,041 has been recorded based on the amortization of the discount in 2005. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

CONVERTIBLE PROMISSORY NOTE - BERGER

In May 2005, Veridium acquired the assets of NCES. As part of this acquisition, Veridium assumed a convertible promissory note in the amount of $128,000 payable to Robert Berger. This note was due and payable November 10, 2005. The payee may elect at any time to convert any or all of the outstanding principal into common stock equal to the amount due divided by the average closing price of such common stock for the (30) day prior period to the date of the exercise of this conversion. In November 2005, the Company made a payment of $50,000 reducing this note to $78,000. The balance of the note is in default and is immediately due and payable. Based on the terms of the note, it was determined that the conversion option was an embedded derivative conversion feature. Accordingly, the company recognized a liability for this derivative conversion feature of $52,800, recorded as a debt discount which was fully amortized over the term of this short term debt in 2005. The derivative liability was marked to fair value at December 31, 2005, resulting in an accounting gain for the change in fair value.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8    FINANCING ARRANGEMENTS (CONTINUED)

VEHICLE LOANS

The Company has vehicle loans with varying interest rates from 0% to 11.45%. These loans have maturity dates that range from May 2006 to December 2010. As of December 31, 2005, vehicle notes totaled $503,473 with $159,532 currently due, secured by assets with a net book value of $493,205.

9    MINORITY INTEREST

As a condition precedent to Veridium's closing of the Senior Loan, Veridium's pre-consolidation New World Recycling ("NWR") notes totaling $925,000 ("the NWR Debt") were, on December 19, 2003, converted into 92,500 shares of a non-voting class of preferred equity in Veridium's American Metals Recovery, Corp. ("AMRC") subsidiary, the Subsidiary Preferred Equity, with a par value of $0.001. Subsidiary Preferred Equity holders were to receive a quarterly dividend ranging from 3% to 5% of AMRC's annualized revenue, limited to 30% of AMRC's operating income. AMRC failed to generate operating income in 2005 and 2004, therefore no dividends were payable in December 2005 and 2004. The shares could not be liquidated or transferred. Shares of Subsidiary Preferred Equity could be converted at the holder's option at fixed conversion price based on average closing price for the 60 day trading period prior to April 2, 1999. There was no expiration date associated with the conversion option. In December 2004, $100,000 of the Minority Interest was converted into 500,000 shares of Veridium's common stock and a five-year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

With the closing of the AMRC facility in Paterson, New Jersey, the remaining balance of the NWR debt totaling $825,000 is due to be converted into 8,250,000 shares of Veridium's common stock.

10   RELATED PARTY TRANSACTIONS

In addition to those related party transactions disclosed above in Note 7, Financing Arrangements, and below in Note 12, Stockholders' Equity, the Company had the following significant related party transactions during the periods reported in the financial statements:

CERTAIN INVESTMENTS RECEIVED DURING 2005

TRANSACTION WITH THE COMPANY'S CHAIRMAN, KEVIN KREISLER, AND COMPANIES OVER WHICH KEVIN KREISLER EXERCISES VOTING CONTROL

During 2005, Veridium borrowed $981,263 from GreenShift Corporation at a rate of 8%. The $716,190 short term loan is payable upon demand. The $265,073 short term convertible demand note is due and payable September 2006. Proceeds of $116,667 of these were used to redeem some James Green shares under his ESC redemption agreement. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

On December 22, 2004, the Company closed on the sale of equity to Viridis Capital, LLC ("Viridis"), an affiliate of Kevin Kreisler. This equity was assigned to GreenShift Corporation ("GreenShift"), another affiliate of Kevin Kreisler, in connection with Green Shift's initial capitalization and its plans to file to become public as a business development company regulated under the Investment Company Act of 1940. The initial sale of equity, however, to Viridis was relative to purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $104,491, (c) short term borrowings of $75,000, and
(d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements) In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B Preferred Stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B Preferred Stock for $4.00 per share. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock subject to certain anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the relevant Certificate of Designations. The transaction between Viridis and GreenShift Corp. was a stock transfer outside of Veridium Corporation's control, between two entities that are controlled by Kevin Kreisler, Veridium's chairman. Mr. Kreisler has informed Veridium that this transfer was done for the purpose of consolidating his holdings.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10   RELATED PARTY TRANSACTIONS (CONTINUED)

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift, an affiliate of Kevin Kreisler. In consideration of $1,500,000 less $200,000 in costs associated with the transaction, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C Preferred Stock for $4.00 per share. The Series C Preferred Stock acquired by GreenShift may be converted into common stock at any point from and after December 31, 2005, in the absence of a change of control or other merger or acquisition event prior to that date. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designations of the Series C Preferred Stock. Based on the anti dilution and price protection adjustment on December 31, 2005, there was an increase in a number of shares due to Series C preferred stock holders, resulting in a deemed dividend totaling $1,038,630 at December 31, 2005. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of the Company's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of the Company's common stock. Also, as a result of this transaction, 175,000 of common stock subscription was created and still outstanding at December 31, 2004. The entire cash amount of $175,000 was received on February 28, 2005.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, the company chairman, purchased a $75,000 debt payable to Lakeland Bank and subsequently assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation. The balance due as of December 31, 3005 was $58,828.

In July of 2005, Viridis Capital, LLC received 1,979,849 of the company's common stock pursuant to its prior anti dilution agreements with the company

Compensation During 2005 and 2004

During 2005 and 2004, Kevin Kreisler received $103,462 and $129,807 respectively in salaries under his employment agreement which called for an annual base salary of $150,000. Kevin Kreisler waived his right to receive unpaid salaries for services rendered in 2005 in December 2005.

TRANSACTIONS WITH THE COMPANY'S FORMER VICE-CHAIRMAN AND EMPLOYEE, LAWRENCE KREISLER, AND COMPANIES OVER WHICH LAWRENCE KREISLER EXERCISES VOTING CONTROL

During 2004, Lawrence Kreisler received $142,308 in salaries under his prior employment agreement which called for an annual base salary of $150,000, prior to his termination in July 2004.

Lawrence Kreisler's employment was terminated due to irreconcilable philosophical differences in how to best operate and grow the company's Paterson, New Jersey recycling facility, and the extent of the company's resources that should be allocated to implementation of the company's recycling technologies, specifically including the company's previously planned thermal oxidation recycling process.

The company negotiated a severance package with Lawrence Kreisler that included the following salient terms: 100 percent of his salary of $150,000 through December 31, 2004, 50 percent of his salary through December 31, 2006, and medical benefits until the age of 65.

In December of 2005, Lawrence Kreisler received 7,374,796 shares of Veridium's stock to satisfy these obligations in full.

TRANSACTIONS WITH THE COMPANY'S FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, JAMES GREEN

During September of 2005, Mr. Green resigned as President and Chief Executive Officer of the Company. He also resigned from the Board of Directors during September of 2005. He is currently an employee of a subsidiary in the Company.

During 2005, James Green received $156,000 in salaries and 5,000,000 shares of the Company's common stock as a stock based performance bonus.

In November 2003, and in connection with a required management contribution of the Senior Loan, James Green retired 92,500 shares of common stock.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10   RELATED PARTY TRANSACTIONS (CONTINUED)

TRANSACTIONS WITH THE COMPANY'S FORMER CHIEF COMPLIANCE OFFICER, RICHARD KRABLIN

Richard Krablin resigned as a member of the Board of Directors in September of 2005. He resigned as Chief Compliance Officer in December of 2005. He currently is retained as a consultant by the Company.

Compensation During 2005 and 2004

During 2005 and 2004, Mr. Krablin received $131,134 and $154,419 in salaries, respectively under his employment agreement which called for an annual base salary of $150,000. Mr. Krablin also received a bonus in December of 2005 of $25,000 paid by the receipt of 1,250,000 shares of Veridium Common Stock.

TRANSACTIONS WITH THE COMPANY'S INDEPENDENT BOARD MEMBERS

In September of 2005, Stephen Lewen and James Hanrahan resigned as members of the Board of Directors.

Compensation During 2005 and 2004

During 2005, Stephen Lewen and James Hanrahan received 109,166 and 149,734 shares, respectively, for their services as members of the Board of Directors.

During 2004, Stephen Lewen and James Hanrahan received 258,900 five year options exercisable at $0.05 per share for their services as members of the board of directors.

OTHER RELATED PARTY TRANSACTIONS

Additional Transactions with Immediate Family Members of Kevin Kreisler

During 2005 and 2004, the Company utilized the services of Candent Corporation for development and administration of its various management information systems. Candent is majority-owned by Kevin Kreisler's spouse. Such services approximated $44,000 and $87,000 for 2005 and 2004, respectively, based on prevailing market rates for services, some amounts were paid in part with 2,016,578 shares of the Company's common stock.

During 2005 and 2004, Scott Kreisler, brother of Kevin Kreisler, received salaries of $72,700 and $78,700 respectively.

During 2005 and 2004, Kathi Kreisler, mother of Kevin Kreisler, received salaries of $33,750 and $70,593 respectively. During December of 2005, Kathi Kreisler received 3,806,811 shares of Veridium common stock as a settlement of all severance liabilities.

In July 2005, Serenity Capital, LLC received 1,139,248 shares of the Company's common stock pursuant to its prior anti dilution agreements with the company. Lawrence Kreisler, father of Kevin Kreisler, is the sole member of Serenity Capital, LLC.

11   COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

Veridium is party an employment agreement with Kevin Kreisler, which agreement calls for an annual base salary of $150,000, and reimbursement of expenses, use of a Company automobile, periodic bonuses, four weeks vacation and participation in any employee benefits provided to all employees of Veridium.

OPERATING LEASES

Veridium maintained its recycling operations and corporate offices at its facility located in Paterson, New Jersey, its technical services offices located in Plainville, Connecticut, and its Field Services offices in Sandwich and Milford, Massachusetts. Due to the discontinuance of operations at the New Jersey facility, Veridium is negotiating the terms of the lease with the landlord. Management believes there will be no future liability due for the New Jersey operation. The Plainville lease is year to year currently through June 2006, with annual options through June 2008, payable in the amount of $1,797 per month. The Sandwich lease is a five-year term through June 2008 with a five-year option with a monthly payment of $1,575. The Milford lease is a monthly lease through October 2005 with a one year option and a monthly payment in the amount of $1,800. The lease obligations are as follows:

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11   COMMITMENTS AND CONTINGENCIES (continued)

                                                                   Operating
Year                                                                 Leases
-----                                                              ---------
2006                                                               $  44,080
2007                                                                  18,900
2008                                                                  18,900
2009                                                                   6,300
2010                                                                      --
Thereafter                                                                --
                                                                   ---------
     Total minimum lease payments                                  $  88,180

In December 2002, Veridium entered into discussions with its landlord to exercise its option under its lease agreement to purchase the building it currently occupies as well as the property adjacent to its current building. In conjunction with these discussions, $100,000 was held in escrow by Veridium's attorney. In 2004 Veridium did not exercise its option to purchase the building. Management did not plan to exercise this option in 2005 and the deposit was forfeited in that year. Accordingly, the deposit was expensed in December 2004.

Veridium is also liable for its pro rated portion of real estate taxes. Rent expenses, including real estate taxes, were approximately $346,294 and $316,291 for 2005 and 2004, respectively.

CAPITAL LEASES

Veridium is obligated under capital leases for machinery and equipment and office equipment, computers and fixtures that expire in three to five years, and bear interest ranging from 6% to 14%. The following is a summary of future minimum payments under capital leases that have remaining non-cancelable lease terms in excess of one year at December 31, 2005:
                                                                      Capital
2005                                                                   Leases
----                                                                 ----------

Total minimum lease payments                                         $   33,353

Less imputed interest at interest rates ranging from 6.0% to 14.0%   $      991
                                                                     ----------
  Present value of future minimum lease payments                         32,362

Less: current portion of capitalized lease obligations                   32,632
                                                                     ----------
Long-term capitalized lease obligations                              $       --
                                                                     ==========

Assets capitalized under the above leases were written down to zero as of September 30, 2005 as part of the discontinuance of operations at the Paterson, New Jersey recycling facility. These obligations have been classified under net liabilities of discontinued operations. The underlying collateral for the obligations have been sold or disposed of during the year 2005. The terms of settlement of the obligations with the respective leasing companies or vendors are being negotiated. The value of this property and equipment written down to zero is as follows:

                                                                            2005
                                                                     -----------
Equipment                                                            $   394,000
Less: accumulated amortization                                           238,389
Less: Discontinuance of operations                                       155,255
                                                                     -----------
     Equipment under capital leases, net                             $        --

LEGAL PROCEEDINGS

Veridium is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The verified complaint seeks performance of certain agreements between the plaintiffs and KPMI and VEC, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. Veridium incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this transaction.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11   COMMITMENTS AND CONTINGENCIES (continued)

1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding which shares Veridium is seeking to have cancelled. Veridium is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

Veridium assumed and is party to various material administrative compliance proceedings for which Veridium has accrued $307,693 in potential expenses. Veridium is also involved in various collection matters for which vendors are seeking payment for services rendered and goods provided. These collection matters total $150,000.

OTHER CONTINGENCIES

Veridium is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which Veridium's operations would be adversely affected are subject to periodic renewal. Veridium anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Per FASB 143, Veridium has established a remediation accrual for the closure of its leased hazardous waste recycling and storage facility located at One Jasper Street in Paterson, NJ. The closure associated with these estimates are based on and represent costs that would be incurred by a third party being retained to conduct the closure. This amount was determined to be approximately $108,000 as of December 31, 2004. During 2005, accretion of the liability was $9,725, and costs settled during the year were $57,243. This facility was closed in December of 2005 and the remaining asset and corresponding liability were written off. No further liabilities are anticipated by the company.

The Company owns property in Lowell, Massachusetts, the location of our RCRA permitted Treatment, Storage and Disposal Facility (TSDF). Per the requirements of the permit associated with the operation of this facility, a third party evaluation is conducted on a yearly basis to evaluate the costs associated with the retirement of this asset. Per the outcome of this evaluation, $90,000 has been placed in a trust with the Massachusetts Department of Environmental Protection listed as beneficiary. The Company has included the $90,000 in this trust as part of deposits in other assets.

Under Veridium's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $25,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, purchased a $58,828 debt payable to Lakeland Bank and assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation.

The Company has failed to comply with certain registration requirements for stock issued to certain debt holders. The Company accrued $243,333 and $116,667 in 2005 and 2004 respectively for liquidating damages associated with this default.

12   INCOME TAXES

Veridium has incurred losses, which have generated net operating loss carry forwards for Veridium. As of December 31, 2005, these loss carry forwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2005 and 2004, Veridium's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2005 and 2004 consisted of state income tax provisions. Deferred tax asset is as follows:

                                                                       2005
                                                            ---------------
Deferred Tax Asset:
Net operating loss carry forwards                           $     6,106,000
Allowance for doubtful accounts                                     101,000
Severance                                                                --
Property, equipment and intangible assets                         5,210,000
                                                            ---------------

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12   INCOME TAXES (continued)


Total deferred tax assets                                        11,417,000
Less: Valuation allowance                                       (11,417,000)
                                                            ---------------
Net deferred tax assets                                     $            --
                                                            ===============

Veridium has federal and state net operating loss carry-forwards of approximately $16,965,000, which expire through December 31, 2025.

AUTHORIZATION

In October 2005, Veridium's shareholders authorized the issuance of up to 250,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2005, the Company did not have sufficient shares of common stock authorized to accommodate conversion of all outstanding shares of convertible preferred stock, convertible debt and other contingently issuable shares.

ANTI-DILUTION AND PRICE PROTECTION AGREEMENTS

During 2003, in consideration for certain equity transactions, one lender, various vendors and stockholders, and Kevin Kreisler received price protection benefits and/or anti-dilution coverage as part of their equity instruments. As a result of these agreements, the Company issued approximately 11.3 million shares and 3.8 million shares common stock during 2005 and 2004 respectively, for no consideration. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

13   STOCKHOLDERS' EQUITY

At December 31, 2005, GCS Investments, LLC ("GCS") one of the Company's creditors, has an anti-dilution agreement in place to maintain its current ownership percentage of common stock at 4.95% of the issued and outstanding common stock. No shares were issued during 2005 and 2004. As of December 31, 2005, 2,261,161 additional shares were due under this agreement, but additional shares may be due under this agreement upon any conversion of the Company's various debentures with GCS and Laurus Master Fund, or in the event that the Company's preferred share are converted into common stock.

GreenShift Corporation ("GreenShift"), an affiliate of Kevin Kreisler, has an anti-dilution agreement in place to maintain its ownership percentage (relative to the acquisition by GreenShift of 750,000 shares of the Company's Series C Preferred Stock for $1.5 million in December 2004) at about 25% of the outstanding capital stock of the Company; the terms of the December 2004 GreenShift investment also provide for price protection in the amount of $1.5 million. GreenShift additionally has price protection rights relative to his purchase and conversion into restricted preferred stock of approximately $1.0 million of the Company's debt in December 2004. As of December 31, 2005, no additional shares were due under these agreements.

James Green has an anti-dilution agreement in place to maintain his ownership percentage at 10% of the outstanding capital stock of the Company until December 31, 2005, provided that Mr. Green is not permitted to effect conversions into shares of common stock equal to more than 4.99% of the Company's outstanding common stock at any given time. Mr. Green holds 380,000 shares of the Company's Series B Preferred Stock per this agreement. He additionally has price protection rights relative to the Company's May 2003 acquisition from Mr. Green of EnviroSafe Corp., in the approximate amount of $167,000 at December 31, 2005. Mr. Green received 1.8 million shares and 3.6 million shares in 2005 and 2004 respectively, pursuant to these agreements. As of December 31, 2005, no additional shares were due under these agreements. Additional shares will be due in May 2006 to satisfy this obligation. In connection with the future issuance and redemption of these shares, the Company has recorded a derivative liability at December 31, 2005 for the price-protected feature, fair valued at $108,550.

Richard Krablin had an anti-dilution agreement in place to maintain his ownership percentage at 3% of the outstanding capital stock of the Company. During December 2005, this agreement was satisfied by the conversion of his Series B preferred stock into 2,875,000 shares of Veridium common stock. RM Jones & Co., Inc. ("Jones") was provided with price-protection rights relative to the Company's various acquisition agreements with Jones. The price protection agreement was terminated in January 2005 after the Company redeemed 2,906,244 shares of issued common stock under the equity due under the relevant agreement for about $260,000 in cash.

At December 31, 2005, a consultant was owed $64,250, payable in common stock, which is price protected so that the ultimate proceeds will equal the remaining contract obligation. The accrued obligation would require 3,212,500 shares if

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13   STOCKHOLDERS' EQUITY (continued)


settled at December 31, 2005. In addition, the Company has recorded a derivative liability at December 31, 2005 for the price-protected feature, fair valued at $29,102.

In addition to the agreements detailed above, several shareholders had price protection agreements totaling about $165,000 as of December 31, 2005, corresponding to an expected additional 8,250,000 shares of common stock. This amount depends on a variety of factors including market price for the Company's common stock and whether any cash payments are made. The Company has recorded a derivative liability for other agreements at December 31, 2005 for the price-protected features, fair valued at $13,464.

STOCK OPTIONS AND WARRANTS

The Company issued no options or warrants during 2005. In connection with Veridium's completion of the Laurus Financing (see Note 8, Financing Arrangements, above), Veridium issued Laurus seven-year detachable warrants to purchase shares of Veridium's common stock as follows: 450,000 shares at $0.49, 400,000 shares at $0.54, and 250,000 shares at $0.58. Additionally, and in further connection with the Laurus Financing, Veridium issued an additional 250,000 warrants at an exercise price of $0.50 per share to the holders of the debentures that were assigned to a related party in December 2004. The Company has recorded a Black-Scholes value for these warrants of $310,305. During 2004, Veridium issued options to purchase Veridium's common stock to various individuals as follows: 1,750,000 five year options exercisable at $0.12 per share were purchased for $100,000; 1,000,000 five year options exercisable at $0.20 per share were issued to an accredited investor incidental to an investment transaction (see below); 250,000 five year options exercisable at $0.05 per share were issued to GCS Investments relative to the renewal of GCS' Senior Loan to Veridium; 258,900 five year options exercisable at $0.05 per share were issued to the Company's independent directors; 775,000 five year options exercisable at $0.10 per share were issued to the former holders of Veridium's Minority Interest (see Note 8, Minority Interest, above); 1,770,000 five year options exercisable at $0.05 per share were issued to a number of employees; 100,000 five year options exercisable at $0.50 per share were issued to a former holder of Veridium's AMRC Debentures; 500,000 five year options exercisable at $0.10 per share were issued to two employees; 887,500 five year options were issued to various investors exercisable at $0.50 - $0.60 per share; and, 187,500 five year options exercisable into Veridium's Series B Preferred Stock at $4.00 per share, and 375,000 five year options exercisable into Veridium's Series C Preferred Stock at $4.00 per share were issued to GreenShift Corporation relative to its December 2004 investment transactions (see below).

STOCK OPTION AND ISSUANCE PLANS

In September 2003, the Company's shareholders approved the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. An aggregate of 5,322,652 shares of Common Stock were initially reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

SUPPLEMENTAL DISCLOSURE FOR STOCK-BASED COMPENSATION

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13   STOCKHOLDERS' EQUITY (continued)

Veridium applies APB Opinion No. 25 and related Interpretations in accounting for its Plans and the analogous plans of Veridium. SFAS No. 123, "Accounting for Stock-Based Compensation", defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Veridium elected to continue to apply the accounting provisions of APB Opinion No. 25 for stock options. Activity under the Plan and issuances of warrants to non employees for the years ended December 31, 2005 and 2004 is as follows:

                                                                Weighted Average
                                             Number of Shares    Exercise Price
                                             ----------------   ----------------

Outstanding at December 31, 2003                    3,814,027   $           0.88
   Granted at fair value                            8,953,900               0.60
   Forfeited                                      (2,930,000)               0.63
   Exercised                                              (-)                  -

Outstanding at December 31, 2004                    9,700,427   $           0.47
   Granted at fair value                                   --                 --
   Forfeited                                               --                 --
   Exercised                                               --                 --
                                             ----------------   ----------------
Outstanding at December 31, 2005                    9,700,427   $           0.47

Summarized information about Veridium's stock options outstanding at December 31, 2004 is as follows:


Range of         Number of         Weighted          Weighted            Exercisable
Exercise Prices  Options           Average           Average      Number of    Weighted Average
                 Outstanding      Remaining       Exercise Price   Options      Exercise Price
                               Contractual Life
------------------------------------------------------------------------------------------------
$0.40 to $0.99     8,953,900          5.90             0.27       6,408,900           0.30
$1.00 to $8.00       746,527          3.89             2.39         746,527           2.39
                 ------------                                     ---------
                   9,700,427                                      7,155,427
================================================================================================

Summarized information about Veridium's stock options outstanding at December 31, 2005 is as follows:


Range of         Number of         Weighted          Weighted            Exercisable
Exercise Prices  Options           Average           Average      Number of    Weighted Average
                 Outstanding      Remaining       Exercise Price   Options      Exercise Price
                               Contractual Life
------------------------------------------------------------------------------------------------
$0.40 to $0.99    8,953,900           5.90             0.27       6,408,900            0.30
$1.00 to $8.00      746,527           3.89             2.39         746,527            2.39
                  ---------                                       ---------
                  9,700,427                                       7,155,427

Options exercisable at December 31, 2005 and 2004 were 7,155,427, with a weighted average exercise price of $0.47 per share, respectively. No new options were issued or exercised in 2005. The fair value of each option granted during 2005 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                        2005           2004
                                                    ------------   -------------
Dividend yield                                                --              --
Expected volatility                                           --             69%
Risk-free interest rate                                       --              2%
Expected life                                                 --             5.9

There were no options granted in 2005. There were no options granted at less than fair value during the periods presented. The weighted average fair value of options and warrants granted at fair value during 2005 and 2004 was calculated using the Black-Scholes valuation model to be $0.07 per share, totaling $595,868.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13   STOCKHOLDERS' EQUITY (continued)

DEBT AND OTHER LIABILITIES SETTLED WITH COMMON STOCK

During 2005, Veridium issued a total of 11,909,107 shares of common stock upon the settlement of $265,382 in accounts payable and other liabilities due. Of these amounts, 11,181,607 shares were issued for settlement of related party debt of $223,632.

On December 22, 2004, the Company closed on the sale of $1,035,124 of equity to Viridis, an affiliate of Kevin Kreisler, the Company's chairman, relative to Viridis' purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $109,000, (c) short term borrowings of $75,000, and (d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements, above). Viridis assigned its rights on this transaction to GreenShift, another affiliate of Kevin Kreisler, contemporaneously with closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B preferred stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B preferred stock for $4.00 per share.

STOCK AND OPTIONS ISSUED FOR SERVICES

During 2005, Veridium issued 14,985,976 shares of common stock with a value of $436,594, in exchange for services rendered. Of these amounts, 8,910,498 shares were issued for services provided by related parties of $242,500.

EXERCISE OF STOCK OPTIONS

No options were exercised during 2005 and 2004.

INVESTMENT ACTIVITY

In the year 2005, there were no investment activities.

On November 2, 2004, the Company closed on the sale of $150,000 of equity to an accredited investor. In consideration of this amount, the Company issued to 46,875 shares of the Company's Series B preferred stock and an option to purchase an additional 1,000,000 shares of the Company's common stock for $0.10 per share.

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift. In consideration of $1,500,000, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C preferred stock for $4.00 per share.

During 2004, the Company additionally closed on the sale of 50,000 shares of the Company's stock for $5,000 to an accredited investor, a five year option to purchase 1,750,000 shares of the Company's common stock at $0.12 per share for $100,000 to an accredited investor, and $100,000 shares of the Minority Interest (see Note 8, Minority Interest, above) was converted into 500,000 shares of Veridium's common stock and a five year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

SERIES A PREFERRED STOCK

Series A convertible preferred shares could not be converted into common stock until September 30, 2005. Each share of Series A Preferred Equity may be converted by the holder into one share of common stock and are subject to customary anti-dilution adjustments. The holders would be entitled to dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share.

SERIES B PREFERRED STOCK

In December 2003, various parties converted shares of common stock into Series B Preferred Stock at the rate of twenty shares of common to one share of Series B Preferred Equity. The conversions included Kevin Kreisler (450,000 preferred shares), James Green (200,000 preferred shares), Richard Krablin (67,617 preferred shares), board members (42,125 preferred shares), Lawrence Kreisler, Veridium's former Vice-Chairman, a current employee (130,000 preferred shares) and other parties (56,250 preferred shares). Approximately 12,550,000 shares of common stock were exchanged in connection these agreements. Based on the terms of the Series B Preferred stock, the Company recognized a beneficial conversion feature totaling $2,608,453 and $2,608,453 in both 2005 and 2004. During 2004,

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13   STOCKHOLDERS' EQUITY (continued)

an additional 815,226 shares of Series B Preferred Stock were issued in connection with the transactions detailed above. During 2005, 225,000 shares were issued for services and subsequently converted into common stock (see below). The preferred shares could not be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Equity may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. The holders would be entitled to cumulative dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share. Certain of the series B shares owned by Greenshift are price protected in the amount of $516,968. Shares owned by James Green are dilution protected in the amount equivalent to 10% of the fully diluted capital stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Equity has the equivalent voting power of twenty-five shares of Veridium's common stock. Each share of Series B Preferred Equity entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement.

In December of 2005, 340,000 shares of series B preferred stock converted into Veridium common stock. The amounts and individuals receiving the stock included Richard Krablin (2,875,000 common shares), Steven Powers (500,000 common shares), Thomas O'Leary (500,000 common shares), and Robert Ruggeiro (500,000 common shares).

During 2005, the Company determined that the initial terms of the conversion option on Series B preferred shares issued in exchange for common stock in December 2003 represented a beneficial conversion feature at inception (see Note 17 - RESTATEMENT).

SERIES C PREFERRED STOCK

The Series C Preferred Stock acquired by GreenShift (see above) in December 2004 could not be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designation of the Series C Preferred Stock. The adjustments to contingently convertible shares are determined annually at each "Adjustment Date" on December 31, 2005 and 2006. There is no expiration date associated with the conversion option. Based on the anti dilution provisions of the Series C Preferred Stock the Company measured the potentially convertible shares at the initial Adjustment Date of December 31, 2005 and, consequently, the company recognized a beneficial conversion feature of $1,038,630 due to the incremental intrinsic value of the additional issuable shares at December 31, 2005. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of all Veridium's common stock. The holders would be entitled to cumulative dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share.

STOCK REDEMPTIONS

During 2005, Veridium redeemed 1,856,061 shares of common stock from James Green per the Purchase and Sales agreement for ESC. These shares were subsequently canceled and recorded against paid in capital. Veridium also redeemed 2,906,244 shares of common stock for the Jones redemption agreement. These shares were subsequently canceled and recorded against paid in capital.

BENEFICIAL CONVERSION FEATURE

In addition to the beneficial conversion features recognized on preferred stock (as indicated above), the Company recognized the value of beneficial conversion features as follows:

In 2005, based on the terms of the conversion option on a related party note (see Note 8), the debt was determined to contain a beneficial conversion feature, recorded as a discount on the debt of $20,165, amortizable over the term of the debt. Interest expense of $5,041 has been recorded based on the amortization of the discount in 2005.

In 2004, due to the terms and conditions of the Laurus Master Fund financing arrangement, it had been determined to have a beneficial conversion feature because the fair market value of the common stock at the time of issuance was in excess of it's conversion price.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a summary of supplemental disclosures of cash flow information:


                                                                     2005          2004
                                                                   -----------------------
Cash paid during the year for the following:
     Interest                                                      $  542,144  $   339,914
     Income Taxes
Supplemental Schedule of Non-Cash Investing
  and Financing Activities:

Minority interest converted into common stock                            --        100,000

     Common stock issued upon settlement of payables                   41,750         --
     Common stock issued upon conversion of preferred stock             8,500         --
     Settlement of related party accounts payable
      and debt with the issuance of stock                             223,632      105,107
     Redemption of related party stock via related party loan         116,667         --
     Value of warrants issued for deferred financing costs in
      connection with senior loan                                        --          7,268
     Value of beneficial conversion feature on convertible debt .      20,165         --
     Value of beneficial conversion feature on convertible
      preferred stock                                               3,647,083    2,608,453
     Recognition of liabilities on derivative instruments             151,114         --
     Equity issued for deferred financing costs                          --         82,500
     Conversion of subordinate loan into equity                          --        454,171
     Deferred financing costs associated with stock issuance             --         50,000
     Issuance of warrants for deferred financing costs                   --        489,229
     Settlement of accounts payable with short term notes                --        603,814
     Debt issued in connection with deferred financing costs             --         30,500
     Acquisition of equipment and/or vehicles with long-term debt     306,565      120,998
     Asset capitalized as part of asset retirement cost                  --         99,130

In connection with the NCES acquisition:
     Net assets acquired including goodwill, excluding cash
      equivalents                                                  $  574,978         --
     Less: Short term note payable issued                            (128,000)        --
           Fair value of common stock issued                          (75,000)        --
                                                                   ----------
     Net cash paid at acquisition                                  $  371,948         --

In connection with the Laurus transaction:
     Debenture paid                                                      --        250,000
     Payment of subordinate loan                                         --        500,000
     Payment of term financing                                           --        100,000
     Payment of accounts receivable due factor                           --        470,762
     Prepaid expenses paid                                               --         16,945
     Deferred financing costs paid                                       --        179,376

In connection with the Viridis Capital, LLC debt assumption for stock:
     Accrued interest                                                    --        271,124
     Settlement of convertible debenture - AMRC                          --         89,000
     Settlement of convertible debenture - CCS Debenture                 --        600,000
     Settlement of short term borrowings - line of credit                --         75,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15   RETIREMENT PLAN

Veridium maintains a retirement plan pursuant to Section 401(k) of the Internal Revenue Code for its employees. Veridium contributed $102,877 and $5,200 during 2005 and 2004, respectively.

16   SUBSEQUENT EVENTS

ACQUISITION

On January 23, 2006, Veridium acquired GreenShift Industrial Design Corporation ("GIDC") and Tornado Trash Corporation ("TTC") from GreenShift. GIDC was subsequently renamed to Veridium Industrial Design Corporation ("VIDC") in return for 10% of the Company's fully diluted capital stock, which was paid by way of amending the Company's Series C Preferred Stock to provide for conversion rights into 35% of the Company's fully diluted capital stock instead of 25%.

VIDC is a development stage company that focuses on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste. VIDC's mission is to deliver Natural SolutionsTM based on an array of green technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources. Due to the pre-revenue stage of both VIDC and TTC and the fact that their assets are entirely comprised of a number of intellectual properties from which neither VIDC nor TTC were generating revenue as of the closing date, these acquisitions were deemed to be immaterial.

SHARE ISSUANCES

In February 2006, Veridium issued a total of 75,346,825 shares of common stock to the shareholders of Veridium's Series B Preferred Stock, and 627,122 shares of common stock to the holders of Veridium's Series A Preferred Stock upon the conversion of all outstanding shares of the Series A Preferred Stock. Further information about the Series A and B Preferred Stock is available in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2004.

In a series of transactions taking place between October, 2005 and March 14, 2006, Veridium issued a total 55,901,085 shares of common stock to the holders of the Convertible Secured Promissory Notes Due to GCS Investments that were issued by Veridium in December 2003. The shares were issued upon conversion of $1,285,000 in principal amount and accrued interest. Further information about the Convertible Secured Notes is included in Note 8, Financing Arrangements.

17   RESTATEMENT

The Company has restated its financial statements for the years ended December 31, 2003 and 2004. The restated financial results reflect prior period adjustments to correct accounting treatment and other errors, as follows:

During 2005, the Company determined that certain of its debt instruments issued in December 2003 contained embedded derivative conversion features that required bifurcation under the provisions of SFAS No. 133 as derivative liabilities (see
Note 8). These conversion features were measured at fair value based on the issuance date, with the corresponding discount on the debt amortized over the term of the respective debt instruments (immediately for demand instruments). In addition, redeemable options issued in connection with this debt were determined to require treatment as liabilities under the provisions of SFAS No. 150, and the fair value determined was recorded as a discount on the related debt and is being amortized over the term of the debt (five years). The total discount recorded was $1,694,609, upon which interest expense for the amortization of the discount was $839,808 and $171,620 for 2003 and 2004, respectively. The derivative liabilities recorded were marked to fair value for subsequent periods, resulting in accounting income of $208,621 and $954,925 for the years ended December 31, 2003 and 2004, respectively.

During 2005, the Company determined that there was an embedded beneficial conversion feature related to issuances of Series B preferred stock in late 2003 due to the excess of the market price of the Company's common stock over the effective conversion price of the preferred stock at the time of issuance (see
Note 13). The beneficial conversion feature was amortized through the date of earliest conversion, which is December 31, 2005. As a result of the recognition of this beneficial conversion feature and the related amortization, the Company

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17   RESTATEMENT (continued)

recognized $2,608,453 in implied preferred dividends during the year ended December 31, 2004.

During 2005, the Company determined it had not accrued an obligation for liquidating damages due to the lack of registration of the underlying shares of convertible debt and warrants issued to Laurus Fund (see Note 8). The amount to be accrued in 2004 was determined to be $116,667.

In addition, the Company noted during 2005 that an error was made in recording an accrual in 2004, resulting in an under-accrual of $151,556.

The impact of these adjustments of the Company's financial results as originally reported is summarized below:

Year Ended December 31, 2004:
-----------------------------
                                                   As Reported     As Restated
                                                   -----------     -----------
Accumulated deficit                               $(33,942,795)   $(36,667,301)
Additional paid-in capital                          35,278,025      37,886,478
Total stockholders' equity                           1,134,717       1,018,664
Net loss                                            (6,971,082)     (6,456,000)
Net loss applicable to common shareholders          (6,971,082)     (9,064,453)
Net loss per common share                         $      (0.26)   $      (0.35)


Year Ended December 31, 2003
----------------------------
                                                   As Reported     As Restated
                                                   -----------     -----------
Accumulated deficit                                $(26,971,713)   $(27,602,848)
Total stockholders' equity                            4,547,097       3,915,962



                                    * * * * *


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